AGREEMENT AND PLAN OF MERGER
     This Agreement and Plan of Merger, dated as of the 20th day of December, 1996, is entered into by and between Sprint-Florida, Incorporated ("Sprint-Florida") and Central Telephone Company of Florida ("Centel"), Florida corporations, sometimes jointly referred to as the Constituent Corporations.
         WHEREAS, as of the date of this Agreement and Plan of Merger, all of the outstanding Common Stock of Sprint-Florida is owned by Sprint Corporation ("Sprint"), a Kansas corporation, and, at the effective time of the merger, all of the Common Stock of Sprint-Florida will be owned by Central Telephone
Company, a Delaware corporation ("CTC"), which is a subsidiary of Centel Corporation, a Kansas corporation, which in turn is a subsidiary of Sprint; and
         WHEREAS, all of the outstanding Common Stock of Centel is owned by CTC; and
         WHEREAS, the Board of Directors of the Constituent Corporations have deemed it advisable and in the best interests of their Shareholder that Centel be merged into Sprint-Florida; and
         WHEREAS, the adoption of an Agreement and Plan of Merger by the respective Boards of Directors and Shareholder of the Constituent Corporations is required by the Florida Business Corporation Act;
         NOW, THEREFORE, in consideration of the premises, the parties hereto agree as follows:
         1. Plan of Merger. In accordance with the Florida Business Corporation Act, Centel shall be merged with and into Sprint-Florida which shall be the Surviving Corporation. The name of the Surviving Corporation shall remain unchanged. The Articles of Incorporation of Sprint-Florida shall not be amended by reason of the merger and shall be the Articles of Incorporation of the Surviving Corporation. The Bylaws of Sprint-Florida shall be amended by reason of the merger as set forth in Section 6 of this Agreement and, as so amended, shall be the Bylaws of the Surviving Corporation.
         2. Effective Date of Merger. At such time following the fulfillment of the conditions precedent set forth in Section 7 of this Agreement as the parties hereto may agree, the Constituent Corporations shall deliver Articles of Merger to the Department of State of the State of Florida pursuant to Section 607.1105 of the Florida Business Corporation Act, and if the Department of State finds that the Articles conform to law and all taxes or fees have been paid, it will file them. As further provided in Section 607.1101 of said Act the merger shall be effective on December 31, 1996 immediately following the transfer of the Common Stock of Sprint-Florida to CTC. Such date is designated the "Effective Date."
         3. Outstanding Shares. The number of shares of capital stock of each Constituent Corporation outstanding on September 30, 1996 is as follows:
               (a) Sprint-Florida: 6,500,000 shares of Common Stock, par value $2.50.
               (b)  Centel: 10 shares of Common Stock, no par value.
         4. Payment for Shares. The manner and basis of converting the shares of capital stock of each of the Constituent Corporations shall be as follows:
               (a) Each share of the Common Stock, par value $2.50, of Sprint-Florida which shall be outstanding on the Effective Date shall not be changed by reason of the merger and shall continue to be one share of Common Stock, par value $2.50, of the Surviving Corporation.
               (b) Each share of the Common Stock, no par value, of Centel which shall be outstanding on the Effective Date shall be canceled.
         5. Effect of Merger. On the Effective Date, the separate existence of Centel shall cease, and Sprint-Florida, as the Surviving Corporation, shall succeed to all property, real, personal and mixed, and franchises of each of the Constituent Corporations, as well as all debts due on whatever account to each of them, and thenceforth be responsible for all the liabilities and obligations of each of them, all as provided in Section 607.1106 of the Florida Business Corporation Act. At and after the Effective Date, the assets and liabilities of the Constituent Corporations shall be carried on the books of the Surviving Corporation at the amounts at which they were carried on the books of the
Constituent Corporations immediately prior to the merger, and the capital surplus and earned surplus of the Surviving Corporation shall be the sum of the respective surpluses of the Constituent Corporations, subject to such adjustments, eliminations or transfers as required to give effect to the merger contemplated by this Agreement.
         6. Amendment of Bylaws. On the Effective Date, Section 66 of the Bylaws of Sprint-Florida shall be amended to read as follows:
               66.    The corporate seal shall have inscribed thereon:
                      "Sprint-Florida, Incorporated.  Corporate Seal."
         7. Conditions Precedent to the Merger. The obligations of Sprint-Florida and Centel to effect the merger in accordance with the provisions of this Agreement are subject to the conditions that:
               (a) CTC, as shareholder of each of the Constituent Corporations, shall have approved this Agreement.
               (b) Sprint-Florida and Centel shall have received all necessary approvals from regulatory agencies or other governmental bodies having jurisdiction over the transactions contemplated hereby and each shall have obtained all other required consents and approvals.
         8. Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Effective Date by mutual agreement of the Boards of Directors of the Constituent Corporations, in which event all obligations of the Constituent Corporations hereunder shall terminate without liability on the part of any party.
         9. Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original, and all such counterparts together shall constitute but one and the same instrument.
         IN WITNESS WHEREOF, the parties hereto, pursuant to authority given by their respective Boards of Directors and Shareholder, have caused its Agreement to be entered into and signed, attested and sealed by their respective authorized officers as of the day and year first above written.

                                            Sprint-Florida, Incorporated


                                            By: /s/ J.D. Kelley
                                                J. D. Kelley, President
ATTEST:
/s/ J.M. Johns
------------------------------
J. M. Johns, Secretary


(S E A L)


                                         Central Telephone Company of Florida


                                            By: /s/ J.D. Kelley
                                                J. D. Kelley, President

ATTEST:
/s/ J.M. Johns
------------------------------
J. M. Johns, Secretary


(S E A L)



MERGER/AGM-MERG.DOC